April  30,  1998

To  our  Shareholders:

During 1997, and the early part of 1998, the company initiated several important steps to strengthen its capital structure, better define and achieve its long-term goals, and position the company for future growth.

We received a new $5.0 million revolving credit line from HCFP Funding, Inc. of Chevy Chase, Maryland, which helped to improve cash flow and reduce interest expense for the year. We disposed of several assets in the company's supplemental staffing business which allowed us to liquidate certain short-term debt and provided additional working capital to support growth. The company also repurchased the majority of the outstanding units of convertible preferred stock and warrants from the 1997 private placement, and exchanged warrants from the 1996 and 1997 private placements for newly issued shares of the company's common stock, which combined, reduced the outstanding number of warrants. We will continue to seek alternatives to simplify our capital structure in an effort to achieve our long-term business initiatives.

Most importantly, the disposition of assets from the sale of the company's staffing business also allowed us to acquire a medical information management technology company, Cymedix Lynx Corporation, and fund the commercial availability of its Internet-based Cymedix Lynx software product, a secure, patent-pending medical communications software. To reflect our new business direction in the information management technology market and to provide unique market identification, we changed our name to Medix Resources, Inc. These combined initiatives have positioned Medix to take advantage of the many opportunities in the growing medical information technology marketplace, currently estimated at $40 billion.

To date, we have completed two commercial sales of the Cymedix Lynx product. The first represents a three-year contract with Loyola University Medical Center of Chicago, which will be networked to at least 200 physicians with the medical center's laboratory services outreach program. Affiliate hospitals of Loyola are expected to be added in the future, thereby increasing the potential number of physicians utilizing Cymedix Lynx throughout the Chicago area to more than 1,000. The second contract is a multi-year licensing agreement with Medical Technology Corporation (MTC), a division of MTC Laboratory, Inc. of Miami. Under the terms of the agreement, Cymedix Lynx will be offered to a minimum of 200 physician offices affiliated with MTC throughout Southern Florida.

We believe our existing relationships with key decision makers among our business base of healthcare institutions will allow us to maximize the growth opportunities in the medical information technology market, which has emerged as one of the fastest-growing segments in the healthcare industry today.

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CONTINUED  LISTING  ON  NASDAQ  SMALLCAP  MARKET

For over twelve months, the company's Common Stock has traded below $1.00 per share, which is the minimum bid price for continued listing on the Nasdaq SmallCap Market. The company had maintained its listing on the Nasdaq
SmallCap Market by meeting an alternative test. On August 25, 1997, The Nasdaq Stock Market, Inc. (Nasdaq) announced revised initial and continuing listing standards for the Nasdaq SmallCap Market, which included the elimination of the alternative test to the $1.00 minimum bid. In order to comply with this Nasdaq standard, the Board of Directors has proposed a reverse stock split (details are contained in the enclosed proxy solicitation material). On March 31, 1998, Nasdaq informed the company that it is not in compliance with a second test of (1) tangible net worth of $2.0 million (while the Company's balance sheet shows net assets of in excess of this amount, a substantial portion of those assets are intangible); (2) a market capitalization of $35.0 million; or (3) net income in two of the last three years of $500,000. On April 15, 1998, the company filed a plan to regain compliance with the Nasdaq requirement. On April 27, 1998, Nasdaq rejected that plan and determined that the company's securities, including its common stock, would be delisted at the close of business on Friday, May 1, 1998. The company has appealed this decision, which will stay the delisting pending an oral hearing. However, the company can give no assurance that its appeal will be successful or that the company's common stock will remain listed on the Nasdaq SmallCap Market. If the company's securities are delisted, the company anticipates that market price quotations of its common stock will be listed on the OTC Bulletin Board, which is not as widely published as the market price quotations of the Nasdaq SmallCap Market.

I would personally like to thank our customers, shareholders and employees who have continued to support the company's ongoing development efforts. Management is excited about the opportunities for growth in the medical information technology marketplace, and look forward to reporting on our progress for the remainder of 1998 and beyond.

Sincerely,



John  P.  Yeros,  Chairman  and  Chief  Executive  Officer